Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
 NEWS RELEASE

Contacts:

Analysts	Missouri/National Media	Illinois Media	Investors
Bruce Steinke	Tim Fox	Shelley Epstein	Investor Services
(314) 554-2574	(314) 554-3120	(309) 677-5489	(800) 255-2237
bsteinke@ameren.com	tfox@ameren.com	sepstein@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES SECOND QUARTER 2007 EARNINGS

ST. LOUIS, MO., Aug. 2, 2007—Ameren Corporation (NYSE: AEE) today announced second quarter 2007 net income of $143 million, or 69 cents per share, compared to second quarter 2006 net income of $123 million, or 60 cents per share.  Net income for the first six months of 2007 was $266 million, or $1.29 per share, compared to $193 million, or 94 cents per share, in the first half of 2006.  Second quarter and first half 2007 earnings were not impacted by the recently announced Illinois rate relief and customer assistance settlement agreement. Costs associated with this settlement agreement will be recorded in the company’s 2007 third quarter and future periods should recently passed legislation be signed into law by the Governor of Illinois.

“Our second quarter earnings benefited principally from higher power prices for sales from our non-rate regulated generation business segment and warmer summer weather,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “These benefits were reduced by a planned maintenance and refueling outage at AmerenUE’s Callaway nuclear plant, higher fuel costs and increased costs of operating and investing in our utility businesses.”

Ameren’s Missouri regulated business segment, which includes AmerenUE’s electric and gas utility operations, contributed $66 million to net income in the second quarter of 2007 – $12 million less than the year-ago period. This segment contributed $89 million to net income in the first half of 2007 – $24 million below the year-ago period. The Illinois regulated business segment, which includes the electric and gas distribution utility businesses of AmerenCIPS, AmerenCILCO and AmerenIP, contributed $19 million to Ameren’s net income in the second quarter of 2007 – $14 million less than the second quarter of 2006. This segment contributed $48 million to net income in the first half of 2007, compared to $42 million in the same period a year ago. Ameren’s non-rate-regulated electric generation segment contributed $56 million to net income in the second quarter of 2007 – $43 million more than the year-ago period. This segment contributed $126 million to net income in the first half of 2007 – $86 million more than the year-ago period.

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Ameren’s earnings in the second quarter of 2007 were favorably affected by higher electric margins in its non-rate-regulated generation business segment due to the replacement of below-market power sales contracts that expired in 2006. Those contracts were replaced with higher-priced, market-based power sales contracts in 2007. Electric margins in Ameren’s Missouri and Illinois rate-regulated business segments benefited from greater cooling demand caused by warmer summer weather. Cooling degree days increased 12 percent in the second quarter of 2007, compared to the same period in 2006, and were over 30 percent above normal. Increases in fuel and related transportation, labor and benefits, bad debt, depreciation and financing costs reduced the benefit of the higher power prices and warmer weather.

Ameren also announced today that it has updated its 2007 non-GAAP earnings guidance. The company now expects non-GAAP 2007 earnings to range between $3.15 and $3.40 per share and GAAP earnings to range between $2.80 and $3.05 per share. The 2007 non-GAAP earnings per share guidance excludes the 9 cents per share negative impact of the severe January 2007 storms; the estimated 26 cents per share negative impact in 2007 of the recent settlement agreement among parties in Illinois to provide comprehensive rate relief and customer assistance; the 5 cents per share positive impact resulting from the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois; and the 5 cents per share negative impact of a Federal Energy Regulatory Commission (FERC) order retroactively adjusting prior years’ regional transmission organization costs. The earnings guidance range was updated to reflect finalization of rate matters in Missouri and Illinois; lower-than-expected power plant output; increased financing and legal costs; and higher-than-expected operating expenses for the remainder of 2007, including increased utility delivery system reliability spending. Ameren’s earnings guidance for 2007 assumes normal weather and is subject to, among other things, regulatory and legislative decisions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements. The non-GAAP segment earnings contribution guidance given below also excludes the impact of factors discussed above.  Segment guidance reflects single point estimates, but a range of outcomes could occur around each segment’s earnings.

Missouri Regulated Operations
Second quarter 2007 earnings for the Missouri regulated business segment were down, compared to the same period in 2006, primarily because of the planned maintenance and refueling outage at the Callaway nuclear plant and higher fuel costs. Warmer summer weather, reduced

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costs associated with the Taum Sauk Plant upper reservoir breach and increased electric margins resulting from the termination of the joint dispatch agreement on December 31, 2006, benefited earnings in the Missouri regulated business segment in the second quarter of 2007, compared to the second quarter of 2006.

Full year 2007 non-GAAP net income for the Missouri regulated business segment is now expected to approximate $305 million. Factors significantly impacting 2007 earnings expectations include better-than-expected weather thus far in 2007, increased spending for delivery system reliability improvements, a FERC order that will increase future purchased power costs under a cost-based contract and higher financing costs.  The earnings impact of the Missouri electric and gas rate cases was generally in line with previous earnings guidance.

Illinois Regulated Operations
Earnings for the Illinois regulated business segment for the second quarter of 2007 decreased as compared to the same period in 2006 primarily because of increased bad debt expenses caused by significantly higher customer electric bills, increased depreciation and amortization expenses, higher legal costs and higher financing costs resulting from reduced credit ratings and increased borrowings. Warmer summer weather in 2007 benefited earnings in the Illinois regulated business segment.

Full year 2007 GAAP earnings for the Illinois regulated business segment are expected to be reduced by approximately $23 million, after taxes, as a result of the recently announced settlement agreement among parties in Illinois for comprehensive rate relief and customer assistance. After-tax earnings are also expected to be reduced in 2008, 2009 and 2010 by $9 million, $6 million and $1 million, respectively, as a result of this agreement. Rate relief and customer assistance costs will not be recoverable from customers.

Full year 2007 non-GAAP net income for the Illinois regulated business segment is now expected to approximate $100 million. The change in expected 2007 earnings is primarily a result of the outcome of the rehearing of a 2006 electric delivery services rate order by the Illinois Commerce Commission (ICC), higher legal costs and higher financing costs as a result of credit rating downgrades and increased borrowings.

Non-Rate-Regulated Generation Operations
Second quarter 2007 earnings for Ameren’s non-rate-regulated generation business segment increased, compared to the year-ago period, because of the replacement of below-market power sales contracts, which expired in 2006, with higher-priced, market-based contracts in 2007.

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However, during the second quarter of 2007, the non-rate-regulated generation business segment did experience higher power plant operation and maintenance costs, which offset a portion of the benefits of higher-priced, market-based contracts.

Full year 2007 GAAP earnings for the non-rate-regulated generation business segment are expected to be reduced by approximately $31 million, after taxes, as a result of the recent settlement agreement among parties in Illinois for comprehensive rate relief and customer assistance. Earnings are also expected to be reduced in 2008, 2009 and 2010 by $13 million, $9 million and $1 million, after taxes respectively, as a result of this agreement.

Full year 2007 non-GAAP net income for the non-rate-regulated generation business segment is now expected to approximate $275 million. The change in expected 2007 earnings is primarily because of reduced power plant availability and increased operating and maintenance costs.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, Aug. 2, to discuss second quarter 2007 earnings, the recent Illinois settlement agreement and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q2 2007 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site that summarizes recent regulatory and legislative matters in Illinois and Missouri, reconciles earnings per share for the second quarter and first half of 2007 to the same periods in 2006, and reconciles 2007 non-GAAP earnings per share guidance to 2006 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from Aug. 2 through Aug. 9, by dialing, U.S. (800) 405-2236, international (303) 590-3000 and entering the number: 11094080#.

With assets of over $20 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,200 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. 2007 non-GAAP earnings per share excludes the impact of January 2007 severe storms, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois, and the March 2007 FERC order. The 2007 non-GAAP earnings per share guidance also excludes the earnings impact of the recent settlement agreement among parties in Illinois for comprehensive rate relief and customer assistance.

Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s results of operations and earnings per share.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the failure of the Illinois governor to enact legislation implementing the settlement agreement in principle, including the comprehensive rate relief program, or the enactment of legislation rolling back and freezing electric rates at 2006 levels or imposing a generation “tax” on Ameren Energy Generating Company, AmerenEnergy Resources Generating Company and Electric Energy, Inc. or similar actions that impair the full and timely recovery of costs in Illinois;

•	the impact of the termination of the joint dispatch agreement;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	recoverability through insurance of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated or required to satisfy energy sales;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Electric Sales - KWH (in millions):
Missouri Regulated
Residential	3,190	2,884	6,714	6,120
Commercial	3,485	3,458	6,873	6,684
Industrial	2,311	2,403	4,627	4,686
Other	174	173	358	347
Native	9,160	8,918	18,572	17,837
Interchange sales	2,219	3,175	4,967	6,734
Subtotal	11,379	12,093	23,539	24,571

Illinois Regulated
Residential
Generation and delivery service	2,711	2,482	5,513	5,376
Commercial
Generation and delivery service	1,839	2,797	3,813	5,449
Delivery service only	1,243	67	2,315	133
Industrial
Generation and delivery service	394	2,792	1,236	5,087
Delivery service only	2,831	734	5,435	1,648
Other	143	143	291	300
Subtotal	9,161	9,015	18,603	17,993

Non-rate-regulated Generation
Non-affiliate sales	5,593	6,755	11,712	12,369
Affiliate sales	1,768	3,774	3,594	8,854
Subtotal	7,361	10,529	15,306	21,223

Eliminate affiliate sales	(1,771)	(7,546)	(3,577)	(14,676)
Eliminate Illinois Regulated / Non-rate-regulated Generation common customers	(1,488)	(626)	(3,044)	(1,369)

Ameren Total	24,642	23,465	50,827	47,742

Electric Revenues (in millions):
Missouri Regulated
Residential	$244	$225	$435	$406
Commercial	215	221	372	372
Industrial	100	114	179	190
Other	20	24	44	44
Native	579	584	1,030	1,012
Non-affiliate interchange sales	89	55	211	121
Affiliate interchange sales	-	48	-	120
Subtotal	668	687	1,241	1,253

Illinois Regulated
Residential
Generation and delivery service	302	197	591	386
Commercial
Generation and delivery service	177	200	361	368
Delivery service only	11	1	19	2
Industrial
Generation and delivery service	24	120	75	217
Delivery service only	8	1	10	2
Other	50	23	98	51
Subtotal	572	542	1,154	1,026

Non-rate-regulated Generation
Non-affiliate energy sales	289	232	607	499
Affiliate native energy sales	116	162	240	322
Affiliate other sales	9	5	18	8
Subtotal	414	399	865	829

Eliminate affiliate sales	(140)	(250)	(288)	(519)
Ameren Total	$1,514	$1,378	$2,972	$2,589

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Electric Generation - KWH (in millions):
Missouri Regulated	11.5	11.9	23.8	24.6
Non-rate-regulated Generation
Genco	4.0	3.1	8.2	6.7
AERG	1.1	1.6	2.6	3.3
EEI	1.9	1.9	3.9	3.9
Subtotal	7.0	6.6	14.7	13.9
Ameren Total	18.5	18.5	38.5	38.5

Fuel Cost per KWH (cents)
Missouri Regulated	1.284	1.028	1.177	0.999
Non-rate-regulated Generation	1.598	1.620	1.662	1.562

Gas Sales - Dth (in thousands)
Missouri Regulated	1,395	1,184	7,124	6,057
Illinois Regulated	13,562	11,473	58,371	51,920

Net Income by Segment (in millions):
Missouri Regulated	66	78	89	113
Illinois Regulated	19	33	48	42
Non-rate-regulated Generation	56	13	126	40
Other	2	(1)	3	(2)
Ameren Total	$143	$123	$266	$193

		June 30,		December 31,
		2007		2006
Common Stock:
Shares outstanding (in millions)		207.5		206.6
Book value per share		$31.93		$31.87

Capitalization Ratios:
Common equity		49.0%		50.6%
Preferred stock		1.5%		1.5%
Debt, net of cash		49.5%		47.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Revenues:
Electric	$1,514	$1,378	$2,972	$2,589
Gas	209	172	770	761
Total operating revenues	1,723	1,550	3,742	3,350

Operating Expenses:
Fuel	263	247	526	499
Purchased power	314	277	687	550
Gas purchased for resale	133	104	554	557
Other operations and maintenance	426	394	822	746
Depreciation and amortization	169	162	345	323
Taxes other than income taxes	96	90	198	203
Total operating expenses	1,401	1,274	3,132	2,878
Operating Income	322	276	610	472

Other Income and Expenses:
Miscellaneous income	20	11	34	16
Miscellaneous expense	(4)	(1)	(4)	(1)
Total other income	16	10	30	15

Interest Charges	108	87	206	164

Income Before Income Taxes, Minority Interest and Preferred Dividends of
Subsidiaries	230	199	434	323

Income Taxes	78	68	149	112

Income Before Minority Interest and Preferred Dividends of Subsidiaries	152	131	285	211

Minority Interest and Preferred Dividends of Subsidiaries	9	8	19	18

Net Income	$143	$123	$266	$193

Earnings per Common Share - Basic and Diluted	$0.69	$0.60	$1.29	$0.94

Average Common Shares Outstanding	207.1	205.4	206.9	205.1

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Six Months Ended
	June 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$266	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(2)	-
Depreciation and amortization	357	340
Amortization of nuclear fuel	15	16
Amortization of debt issuance costs and premium/discounts	10	7
Deferred income taxes and investment tax credits, net	(8)	(19)
Loss on sale of noncore properties	-	4
Minority interest	13	12
Other	7	1
Changes in assets and liabilities:
Receivables, net	(195)	168
Materials and supplies	35	25
Accounts and wages payable	(62)	(214)
Taxes accrued	59	(33)
Assets, other	(69)	63
Liabilities, other	67	10
Pension and other postretirement obligations, net	50	46
Net cash provided by operating activities	543	619

Cash Flows From Investing Activities:
Capital expenditures	(715)	(449)
Combustion turbine acquisitions	-	(292)
Nuclear fuel expenditures	(24)	(25)
Proceeds from sale of noncore properties	-	11
Purchases of securities - nuclear decommissioning trust fund	(75)	(53)
Sales of securities - nuclear decommissioning trust fund	65	48
Purchases of emission allowances	(9)	(38)
Sales of emission allowances	3	4
Other	1	(1)
Net cash used in investing activities	(754)	(795)

Cash Flows From Financing Activities:
Dividends on common stock	(263)	(260)
Capital issuance costs	(3)	(2)
Short-term debt, net	1,007	204
Dividends paid to minority interest	(10)	(14)
Redemptions, repurchases and maturities of long-term debt	(443)	(86)
Issuances:
Common stock	48	57
Long-term debt	425	232
Net cash provided by financing activities	761	131

Net Change In Cash and Cash Equivalents	550	(45)
Cash and Cash Equivalents at Beginning of Year	137	96

Cash and Cash Equivalents at End of Period	$687	$51

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$687	$137
Accounts receivable - trade	562	418
Unbilled revenue	304	309
Miscellaneous accounts and notes receivable	222	160
Materials and supplies, at average cost	612	647
Other current assets	178	203
Total current assets	2,565	1,874
Property and Plant, Net	14,538	14,286
Investments and Other Assets:
Investments in leveraged leases	13	13
Nuclear decommissioning trust fund	301	285
Goodwill	831	831
Intangible Assets	206	217
Other assets	730	641
Regulatory assets	1,347	1,431
Total investments and other assets	3,428	3,418

TOTAL ASSETS	$20,531	$19,578

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$203	$456
Short-term debt	1,619	612
Accounts and wages payable	455	671
Taxes accrued	120	58
Other current liabilities	423	405
Total current liabilities	2,820	2,202
Long-term Debt, Net	5,511	5,285
Preferred Stock of Subsidiary Subject to Mandatory Redemption	18	18
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,039	2,144
Accumulated deferred investment tax credits	113	118
Regulatory liabilities	1,216	1,234
Asset retirement obligations	564	549
Accrued pension and other postretirement benefits	1,040	1,065
Other deferred credits and liabilities	378	169
Total deferred credits and other liabilities	5,350	5,279
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	19	16
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,551	4,495
Retained earnings	2,023	2,024
Accumulated other comprehensive loss	42	62
Total stockholders' equity	6,618	6,583

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,531	$19,578